Exhibit 23.1

CONSENT OF INDEPENDENT RESERVE ENGINEERS

We hereby consent to the inclusion of excerpted portions of our report dated November 15, 2005 in the Current Report on Form 8-K of Transmeridian Exploration Incorporated, dated December 16, 2005, and to the references to our firm included therein.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.

Houston, Texas

December 16, 2005